EXHIBIT 99.1

SENOMYX ANNOUNCES THIRD QUARTER 2005 FINANCIAL RESULTS

Achieves Significant Corporate Developments

Announces Issuance of Key Patent

LA JOLLA, CA, October 20, 2005 – Senomyx, Inc. (NASDAQ: SNMX), today reported financial results for the quarter and nine months ended September 30, 2005.  For the three months ended September 30, 2005, the Company recognized revenues of $2.1 million, an increase of 18% over the three months ended September 30, 2004.

“Senomyx has made significant achievements during the past quarter,” said Kent Snyder, President and Chief Executive Officer of the Company.  “Our July 2005 agreement with Cadbury Schweppes, a global leader in the gum confectionary market, creates a new large commercial opportunity for Senomyx.  Also in July we announced a two-year extension of our collaboration with Kraft Foods, our long-standing partner and a global leader in branded foods and beverages.  Importantly, the Kraft agreement was expanded to include the discovery and development of novel flavor ingredients in the dessert product category in addition to our work in an existing specified food and beverage product field.  These agreements further our goal of leveraging our discovery and development capabilities by establishing collaborations with market leading companies seeking to create a competitive advantage for their products,” Snyder said.

“In addition to our new and extended collaborations, we announced yesterday the issuance of a U.S. patent covering the use of the human sweet taste receptor to screen for compounds that can be used to modulate sweet taste,” Snyder added.  “This patent reinforces our position as a leading company focused on using proprietary high-throughput taste receptor-based assays to discover novel flavor ingredients for use in the packaged food and beverage industry.”

Financial Review:

Revenues for the third quarter and year to date were $2.1 million and $7.1 million, respectively, for 2005, compared to $1.8 million and $6.2 million for the same periods in 2004.  The increase for the three months ended September 30, 2005 is primarily due to funding for two new collaborations, partially offset by a reduction in funding for one collaboration due to the successful completion of associated R&D activities.

Research and development expenses for the third quarter and year to date were $4.2 million and $12.4 million, respectively, for 2005, compared to $4.2 million and $12.1 million for 2004.  The slight increase for the nine months ended September 30, 2005 is primarily due to higher research and development supplies and personnel costs, offset by lower expenses incurred for outside research and development services and patent and licensing fees.

General and administrative expenses for the third quarter and year to date were $1.9 million and $5.2 million, respectively, for 2005, compared to $1.3 million and $3.4 million for 2004.  The increase for the three month period ended September 30, 2005 compared to September 30, 2004 is primarily due to higher personnel costs and costs associated with Sarbanes-Oxley compliance.  The increase for the nine month period ended September 30, 2005 compared to September 30, 2004 is primarily due to costs associated with being a public company.

Non-cash, stock-based compensation expense for the third quarter and year to date were $966,000 and $4.7 million, respectively, for 2005, compared to $1.8 million and $4.6 million for 2004.

The net loss for the third quarter and year to date were $4.7 million and $14.4 million, respectively, for 2005, compared to a net loss for the same periods of 2004 of $5.3 million and $13.7 million.  The net loss per share for the third quarter and year to date were $0.18 and $0.57 per share, respectively, for 2005, compared to $0.21 and $1.32 per share for 2004.  The decrease in net loss per share for the three months ended September 30, 2005 compared to the three months ended September 30, 2004 is due primarily to a decrease in the net loss for the period, which is attributable primarily to a decrease in non-cash stock-based compensation expense recognized for the period, and to the increased number of weighted average common shares outstanding for the respective periods.  The decrease in net loss per share for the nine months ended September 30, 2005 compared to the nine months ended September 30, 2004 is due primarily to the increased number of weighted average common shares outstanding for the respective periods.  For the three months ended September 30, 2005 and 2004, the number of weighted average common shares outstanding was 25.4 million and 24.7 million, respectively.  For the nine months ended September 30, 2005 and 2004, the number of weighted average common shares outstanding was 25.3 million and 10.4 million, respectively.  Upon the close of the Company’s IPO on June 25, 2004, all of the Company’s preferred stock converted to 16.2 million shares of common stock.  If that conversion had taken place prior to January 1, 2004, the pro forma net loss per common share for the third quarter and year to date would have been $0.21 per share and $0.65 per share, respectively, for 2004.

Recent Highlights:

•                       Announced an agreement for a two-year extension of the collaborative research phase under Senomyx’s previous discovery and development agreement with Kraft Foods Global, Inc. During the extension period, the companies will continue working on the discovery and development of novel flavor modifiers on an exclusive basis in a specified product field in the dessert product category and on a co-exclusive basis in an existing specified food and beverage product field. Under the terms of the extension, Kraft Foods has agreed to pay Senomyx incremental discovery and development funding of over $2.7 million over the two-year extension period. Upon commercialization, Senomyx will be entitled to royalty payments based on sales of Kraft products containing any flavor enhancers developed under the agreement.

•                       Announced the signing of a new collaborative research and license agreement with Cadbury Schweppes. Under the terms of the agreement, Cadbury Schweppes has agreed to pay Senomyx research funding and specified payments upon the achievement of milestones during the collaborative period. Upon commercialization, Senomyx will receive royalty payments based on sales of products containing the new flavor ingredients developed under the agreement.

•                       Announced the issuance by the U.S. Patent and Trademark Office of a key patent covering methods of high-throughput screening for compounds that can be used to modulate sweet taste.  U.S. Patent No. 6,955,887, “Use of T1R Hetero-Oligomeric Taste Receptor to Screen for Compounds that Modulate Taste Signaling,” has several broad-based claims that cover novel techniques for using the human sweet taste receptor as the basis for assay systems that are more efficient than traditional flavor discovery procedures.

•                       Scientific highlights:

•        Savory Program:  Verified regulatory approval for the Company’s savory compounds in a number of countries outside the U.S., including Brazil and Canada.

•        Sweet Program:  Optimization continues on three chemical classes based on S868, S553, and S675. Identified S951, a more potent derivative of S675 in the receptor assay and taste tests. In initial taste tests, a solution of 1.5 ppm S951 in 6% fructose tasted equivalent in sweetness to a 10% fructose solution. This is equivalent to a 40% reduction of the added carbohydrate sweetener.  S951 is approximately two-fold more potent than S675. Optimization is continuing on S591, S553, and S868 to enable the use of lower amounts in product prototypes and to optimize their physical properties.

•        Salt Program:  Validated the amino acid sequence of the salt channel, ENaC, from human taste cells.  These results verified that our screening assays utilize the form of human ENaC in taste cells. Developed an improved high-throughput assay for ENaC enabling the screening of new chemical libraries. Based on this work, identified a new lead ENaC enhancer compound, S818, from a new chemical class. Optimization of this and other compounds are ongoing to identify a taste proof of concept compound.

•        Bitter Program:  Developed stable cell lines containing important human bitter receptors for the development of high-throughput screening assays. Continuing efforts to identify bitter receptors for important bitter tastants in foods and pharmaceuticals.

•                       Strengthened investor relations capabilities with the appointment of Gwen Rosenberg, M.A., to the position of Executive Director, Investor Relations & Corporate Communications. Ms. Rosenberg has extensive experience in investor relations and communications, having worked in this capacity at Memec, LLC, Alliance Pharmaceutical Corp., and Rosenberg Business Communications.

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) on October 20, 2005 to discuss these financial results and provide an update on the Company. To access the call in the U.S. dial (866) 203-2528 or outside the U.S. dial (617) 213-8847. The participant passcode for this conference call is 26728473.  Additionally, the call will be webcast under the investor relations section of Senomyx's website at www.Senomyx.com and will be archived there for 30 days following the conclusion of the conference call.

About Senomyx

Senomyx uses proprietary taste receptor-based assays, screening technologies, and optimization chemistry to discover and develop novel flavors, flavor enhancers and taste modulators for the packaged food and beverage industry. Senomyx’s current programs focus on the development of flavors, flavor enhancers and taste modulators in the savory, sweet, salt and bitter taste areas. Senomyx has entered into product discovery and development collaborations with five of the world’s leading packaged food and beverage companies: Cadbury Schweppes, Campbell Soup Company, The Coca-Cola Company, Kraft Foods Global, Inc. and Nestlé SA.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the size of any market for our products; the progress and capabilities of Senomyx’s discovery and development programs; the benefits to be derived from relationships with Senomyx’s product discovery and development collaborators, technology collaborators and licensors and Senomyx’s ability to enter into and maintain these relationships; Senomyx’s ability, or Senomyx’s collaborators’ ability, to successfully satisfy all pertinent regulatory requirements and commercialize products incorporating Senomyx’s flavor enhancers and taste modulators in packaged foods and beverages; the continued funding of Senomyx discovery and development programs by its collaborators; Senomyx’s ability to strengthen discovery and development capabilities; and whether any published scientific discoveries of the Company contribute to commercial products or the Company’s ability to generate revenues. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavors, flavor enhancers or taste modulators Senomyx may discover; Senomyx may be unable to develop flavors, flavor enhancers or taste modulators useful for formulation into products; Senomyx or its collaborators may be unable to obtain and maintain the GRAS determination or regulatory approval required for flavors, flavor enhancers or taste modulators to be incorporated into products that are sold; even if Senomyx or its collaborators receive a GRAS determination or regulatory approval and incorporate Senomyx flavors, flavor enhancers or taste modulators into products, those products may never be commercially successful; and Senomyx’s ability to compete in the flavor and flavor enhancer market may decline if Senomyx does not adequately protect its proprietary technologies. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:

Financial	Investor Relations
John Poyhonen	Gwen Rosenberg
Senomyx, Inc.	Senomyx, Inc.
858-646-8302	858-646-8369
john.poyhonen@senomyx.com	gwen.rosenberg@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(unaudited, in thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Revenues	$2,130	$1,802	$7,118	$6,220

Operating expenses:
Research and development	4,226	4,167	12,395	12,089
General and administrative	1,858	1,331	5,222	3,426
Non-cash, stock-based compensation	966	1,759	4,673	4,625
Total operating expenses	7,050	7,257	22,290	20,140

Loss from operations	(4,920)	(5,455)	(15,172)	(13,920)

Interest income	257	151	732	227

Net loss	$(4,663)	$(5,304)	$(14,440)	$(13,693)

Basic and diluted net loss per share	$(0.18)	$(0.21)	$(0.57)	$(1.32)

Weighted average shares used in computing basic and diluted net loss per share	25,357	24,728	25,286	10,377

Pro forma basic and diluted net loss per share	$(0.18)	$(0.21)	$(0.57)	$(0.65)

Weighted average shares used in computing pro forma basic and diluted net loss per share	25,357	24,728	25,286	21,180

Condensed Balance Sheets
(in thousands)

	September 30, 2005	December 31, 2004
	(unaudited)

Cash, cash equivalents and investments available for sale	$30,364	$40,847
Other current assets	1,553	1,213
Property and equipment, net	2,574	1,742
Total assets	$34,491	$43,802

Current liabilities	$3,310	$3,361
Deferred revenue	1,251	1,858
Long-term liabilities	166	210
Stockholders’ equity	29,764	38,373
Total liabilities and stockholders’ equity	$34,491	$43,802